UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 7, 2008
MYLAN INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-9114	25-1211621
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1500 Corporate Drive
Canonsburg, PA 15317
(Address of principal executive offices)
(724) 514-1800
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01. Entry into a Material Definitive Agreement.
     On December 31, 2007, Mylan Inc., a Pennsylvania corporation (the “Company”), entered into an agreement (the “Agreement”) with N. Prasad, a member of its Board of Directors, MP Laboratories (Mauritius) Ltd, a subsidiary of the Company, and G2 Corporate Services Limited, an affiliate of Mr. Prasad. The agreement terminates Mr. Prasad’s employment relationship with the Company (and its January 8, 2007 Executive Employment Agreement and Transition and Succession Agreement with him) and appoints Mr. Prasad as a consultant to the Company, for a three-year term (subject to mutual agreement to extend the term). The Agreement sets forth the terms of the consultancy (including a monthly fee of $20,833.33 payable to Mr. Prasad) and also amends the Shareholders Agreement between the parties to extend by one year the term during which Mr. Prasad and his affiliates will continue to hold shares of Matrix Laboratories Limited and to vote such shares in accordance with the Company’s directions (in each case subject to the exceptions set forth in the Shareholders Agreement). The foregoing summary is qualified in its entirety by reference to the Agreement.
Item 1.02. Termination of a Material Definitive Agreement.
     As described in Item 1.01 above, the Executive Employment Agreement and Transition and Succession Agreement, in each case by and between the Company and Mr. Prasad and dated as of January 8, 2007, terminated on December 31, 2007, upon Mr. Prasad’s transition to service as a consultant for the Company.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYLAN INC.

Date: January 7, 2008	By:	/s/ Edward J. Borkowski

Edward J. Borkowski Executive Vice President and Chief Financial Officer